FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 28, 2009

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — August 28, 2009, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported a net loss of $1,231,000, or ($0.19) per diluted share, for its third quarter ended July 31, 2009, compared to net income of $5,826,000, or $0.90 per diluted share, for the corresponding quarter in fiscal 2008.  For the first nine months of fiscal 2009, Hurco reported a net loss of $1,158,000, or ($0.18) per diluted share, compared to net income of $19,098,000, or $2.96 per diluted share, reported for the corresponding period in fiscal 2008.

Sales and service fees for the third quarter of fiscal 2009 totaled $19,039,000, a decrease of $38,279,000 from the third quarter of fiscal 2008.  Sales and service fees reflected an operational decrease of 64% and a negative impact of foreign currency translation of 3%.  Sales and service fees for the nine months ended July 31, 2009, declined to $67,835,000, reflecting an operational decrease of 58% and a negative currency translation impact of 4% from the corresponding period in fiscal 2008.

The following table sets forth net sales and service fees by geographic region for the third quarter and first nine months of fiscal 2009 and 2008, respectively:

Net Sales and Service Fees by Geographic Region

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2009	2008	Change	2009	2008	Change
North America	$5,809	$10,643	-45%	$21,618	$35,427	-39%
Europe	11,777	43,071	-73%	42,879	130,776	-67%
Asia Pacific	1,453	3,604	-60%	3,338	10,323	-68%
Total	$19,039	$57,318	-67%	$67,835	$176,526	-62%

Similar to the first and second quarters of fiscal 2009, sales in the third quarter were significantly impacted by the worldwide recession.  The decrease in sales was primarily driven by lower volume, particularly for higher priced VMX machines, and continued pricing pressures globally.  Unit shipments for the third quarter of fiscal 2009 decreased in the North America, Europe and Asia Pacific sales regions by 51%, 68% and 57%, respectively compared to the third quarter of fiscal 2008.

New order bookings in the third quarter of fiscal 2009 were $17,914,000, a decrease of $34,544,000, or 66%, compared to the prior year period.  Orders in the North America, Europe and Asia Pacific regions decreased $5,423,000, or 50%, $27,274,000, or 71%, and $1,847,000, or 61%, respectively.   For the first nine months of fiscal 2009, new orders totaled $60,565,000, a decrease of $111,949,000, or 65%, from the corresponding period in 2008.  Of that decrease, North America, Europe and Asia Pacific orders decreased $15,310,000, or 45%, $89,555,000, or 70%, and $7,084,000, or 72%, respectively.  The impact of currency translation on new orders booked in the third quarter and first nine months of 2009 was consistent with the impact on sales.

Hurco’s gross margin for the third quarter of fiscal 2009 was 28%, compared to 36% for the 2008 period.  The decrease in margin as a percentage of sales was primarily due to lower sales of higher priced VMX machines and competitive pricing pressures on a global basis.  Selling, general and administrative expenses were $7,200,000, a decrease of $4,629,000, or 39%, from the corresponding period in 2008, reflecting lower sales commissions, the benefit of cost reduction initiatives and the favorable effect of a stronger U.S. Dollar in 2009 when translating foreign operating expenses for financial reporting purposes.

Cash decreased during the third quarter of fiscal 2009 by $1,154,000 to a balance of $26,696,000.  Inventory increased by $404,000, or 1%.  Monthly unit production levels for the third and fourth quarters of fiscal 2009 have been reduced by more than 80% from fiscal 2008 production levels in an effort to decrease inventory.

Michael Doar, Chief Executive Officer, said, “We implemented cost reduction initiatives earlier this year, which minimized our operating loss even though sales decreased 62% during the first three quarters of fiscal 2009. I credit both our organizational agility and the fiscally conservative culture of our company for allowing us to maintain product development schedules, which will allow us to participate in the eventual recovery with an expanded and more advanced product line.  We are fortunate that we have been able to avoid the credit crisis so many companies are facing at this time due to our strong cash position and zero debt.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
Vice President & Chief Financial Officer 317-293-5309

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Sales and service fees	$19,039	$57,318	$67,835	$176,526

Cost of sales and service	13,788	36,439	48,822	110,459
Gross profit	5,251	20,879	19,013	66,067

Selling, general and administrative expenses	7,200	11,829	22,747	35,881
Operating income (loss)	(1,949)	9,050	(3,734)	30,186

Interest expense	6	25	33	46

Interest income	36	154	185	436

Investment income	3	72	32	363

Other expense (income), net	(133)	471	(1,828)	1,311

Income (loss) before taxes	(1,783)	8,780	(1,722)	29,628

Provision (benefit) for income taxes	(552)	2,954	(564)	10,530

Net income (loss)	$(1,231)	$5,826	$(1,158)	$19,098

Earnings (loss) per common share

Basic	$(0.19)	$0.91	$(0.18)	$2.98
Diluted	$(0.19)	$0.90	$(0.18)	$2.96

Weighted average common shares outstanding
Basic	6,434	6,414	6,425	6,414
Diluted	6,434	6,439	6,431	6,445

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2009	2008	2009	2008
	(unaudited)		(unaudited)

Gross margin	27.6%	36.4%	28.0%	37.4%

SG&A expense as a percentage of sales	37.8%	20.6%	33.5%	20.3%

Operating income (loss) as a percentage of sales	-10.2%	15.8%	-5.5%	17.1%

Pre-tax income (loss) as a percentage of sales	-9.4%	15.3%	-2.5%	16.8%

Effective Tax Rate	31.0%	33.6%	32.8%	35.5%

Depreciation (in thousands)	846	777	2,451	2,190

Capital expenditures (in thousands)	641	1,542	2,960	3,456

Balance Sheet Data:	7/31/2009	7/31/2008
	(unaudited)

Working capital (excluding cash, in thousands)	$70,487	$59,746

Days sales outstanding	50	44

Inventory turns	1.2	2.0

Capitalization (in thousands)
Total debt	$-	$-
Shareholders' equity	121,291	118,942
Total	$121,291	$118,942

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	July 31,	October 31,
	2009	2008
	(unaudited)	(audited)

ASSETS

Current assets:
Cash and cash equivalents	$26,696	$26,394
Short-term investments	-	6,674
Accounts receivable, net	13,078	31,952
Inventories, net	65,284	66,368
Deferred tax assets, net	8,947	5,444
Derivative assets	161	12,463
Other	3,606	2,017
Total current assets	117,772	151,312

Property and equipment:
Land	782	782
Building	7,127	7,127
Machinery and equipment	15,845	14,885
Leasehold improvements	1,754	1,765
	25,508	24,559
Less accumulated depreciation and amortization	(12,043)	(10,961)
	13,465	13,598

Non-current assets:
Software development costs, less accumulated amortization	6,265	5,711
Other assets	7,365	6,823
	$144,867	$177,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,340	$28,303
Derivative liabilities	3,522	2,692
Accrued expenses	9,727	20,134
Total current liabilities	20,589	51,129

Non-current liabilities:
Deferred tax liabilities, net	2,071	2,056
Deferred credits and other obligations	916	782
Total liabilities	23,576	53,967

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,440,851 and 6,420,851
shares issued and outstanding, respectively	644	642
Additional paid-in capital	51,917	51,690
Retained earnings	70,731	71,889
Accumulated other comprehensive income	(2,001)	(744)
Total shareholders' equity	121,291	123,477
	$144,867	$177,444